Exhibit 99

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

Stage Stores Reports April Sales; Announces First Quarter Comparable Store Sales Increase of 2.5%

HOUSTON, TX, May 3, 2012 - Stage Stores, Inc. (NYSE: SSI) today reported that total sales for the four week April period ended April 28, 2012 increased 2.0% to $121 million from $119 million in the prior year four week period ended April 30, 2011.  Comparable store sales decreased 1.0%.

The Company stated that it achieved comparable store sales increases in its cosmetics, home & gifts, junior’s, misses sportswear and petites categories during April.  Geographically, the Mid Atlantic, Midwest, Northeast, South Central and Southwest regions all had comparable store sales gains during the month.

For the first quarter, the Company reported that total sales increased 5.5% to $366 million from $347 million last year.  Comparable store sales for the quarter increased 2.5%.

SALES SUMMARY

	Comparable Store Sales		Total Sales
	% Increase (Decrease)		($ in Millions)
Fiscal Period	2012	2011	2012	2011
February	3.7	(7.2)	101	94
March	4.7	(5.3)	144	134
April	(1.0)	15.1	121	119
1st Quarter	2.5	0.2	366	347

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Stage Stores Reports
April Sales
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Michael Glazer, President and Chief Executive Officer, commented, “We are pleased with our 2.5% comparable store sales increase for the first quarter.  We expected April to be challenging given the negative impact of the Easter calendar shift and the timing shift of our Mother’s Day event to May this year from April last year.  However, April results were better than anticipated and, as a result, we exceeded our comparable store sales expectations for the quarter.”

Store Activity
The Company also reported that it opened five new stores and closed one store during April.  A Bealls store was opened in Alamosa, CO; Goody’s stores were opened in Centre, AL and Shepherdsville, KY and Peebles stores were opened in Springville, NY and Ocean City, MD.

About Stage Stores
Stage Stores, Inc. operates primarily in small and mid-sized towns and communities.  Its stores, which operate under the Bealls, Goody’s, Palais Royal, Peebles, Stage and Steele’s names, offer moderately priced, nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family. The Company operates 827 stores in 40 states.  The Company also has an eCommerce website.  For more information about Stage Stores, visit the Company’s web site at www.stagestoresinc.com.

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